Discovery, Inc.

December 15, 2021

As you know, Discovery, Inc. (the “Company”) has previously granted you one or more awards of restricted stock units and/or enhanced restricted stock units for shares of the Company’s Series A or Series C common stock (each, an “RSU Award” and together, the “RSU Awards”) pursuant to the Discovery Communications, Inc. 2013 Incentive Plan, as amended and restated from time to time (the “Plan”) and has issued a Restricted Stock Unit Grant Agreement evidencing each RSU Award (each, an “RSU Award Agreement”).

We are pleased to inform you that on December 1, 2021, the Compensation Committee of the Company’s Board of Directors approved an amendment to your outstanding RSU Awards to provide for certain enhanced acceleration benefits that will apply in the event your employment is terminated without Cause (as defined in the RSU Award Agreement) and other than by reason of your death or Disability (as defined in the RSU Award Agreement).
If your employment is terminated without Cause and other than by reason of your death or Disability, before an RSU Award is fully vested, the RSU Award will be treated as if it remains outstanding and will vest on its original vesting schedule as though you had remained employed through any Vesting Dates (as defined in the RSU Award Agreement) which occur over the longer of (a) 90 days following the date of your termination, and (b) the period over which you receive base salary severance payments from the Company.

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December 15, 2021

To evidence this change and to have the terms incorporated into your RSU Award Agreements, each RSU Award Agreement shall be amended as described below.
    In accordance with Section 11.7(b) of the Plan, by executing this letter agreement you acknowledge, agree and consent to the deletion of Sections 1 and 2 of each RSU Award Agreement and the replacement of such Sections with the following:
1. Vesting Schedule. Your RSU becomes nonforfeitable (“Vested”) as provided in the Cover Letter and the Grant Agreement assuming you remain employed (or serve as a member of the Company’s Board of Directors (“Board”)) until the Vesting Date(s). For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Board determines otherwise).

While you are employed (or serving as a member of the Board), vesting will accelerate fully on your death or Disability. If your employment and, if applicable, Board service is terminated by the Company without Cause (other than by reason of your death or Disability) before the RSU is fully Vested, the RSU will remain or become Vested on the original vesting schedule as though you remained working through any Vesting Date(s) occurring during the period that is the greater of 90 days after the date of termination and the period over which you receive base salary severance payments from the Company pursuant to an applicable employment or severance agreement, plan or policy, if any.

“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Disability” has the meaning provided in Section 2.1 of the Plan.

2. Change in Control. Notwithstanding the Plan’s provisions, if an Approved Transaction,
    Control Purchase, or Board Change (each a “Change in Control”) occurs before the RSU is fully Vested and while you remain employed by the Company (or serve as a member of the Board) (without reference to any deemed continuous employment or service following a termination without Cause pursuant to the Vesting Schedule section above), the RSU will only have accelerated Vesting as a result of the Change in Control if within 12 months after the Change in Control, the Company terminates your employment other than for Cause, or, if you are a party to an employment agreement with the Company or a Subsidiary that permits you to resign for Good Reason, you resign for Good Reason.

“Good Reason” has the meaning provided in your employment agreement with the Company (or a Subsidiary), if any.

Accelerated Vesting will only accelerate the Distribution Date if and to the extent permitted under Section 409A.

The Board reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Board determines there is an equitable substitution or replacement award in connection with a Change in Control.

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December 15, 2021

To the extent not expressly amended hereby, each RSU Award Agreement shall remain in full force and effect. As you will not receive a new RSU Award Agreement, please keep a copy of this letter, which shall serve as an amendment to each of your RSU Award Agreements, for your records.
    If you have any questions, please reach out to Jamie Roark, Manager of Stock Plan Administration.

Very truly yours,

Discovery, Inc.

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